Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated March 1, 2026 and each included in this Post-Effective Amendment No.2 to the Registration Statement (Form N-2, File No. 333-282489) of John Hancock CQS Asset Backed Securities Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 23, 2025, with respect to the financial statements and financial highlights of John Hancock CQS Asset Backed Securities Fund included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 25, 2026